EXHIBIT 4

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

-------------------------------------------

INGALLS & SNYDER, LLC, INGALLS & SNYDER    )
VALUE PARTNERS, L.P., THOMAS O. BOUCHER,
JR., and ROBERT L. GIPSON,                 )

                                           )

            PLAINTIFFS,                    )
                                                C.A. NO.:  __________
                                           )

      V.                                   )

                                           )
COLIN B. BIER, S. DAVID HILLSON, MARC E.
LANSER, ROBERT LANGER, E. CHRISTOPHER      )
PALMER, STEPHEN PECK, and BOSTON LIFE
SCIENCES, INC.,                            )

                                           )

            DEFENDANTS.                    )

-------------------------------------------


            VERIFIED COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF

            Plaintiffs Ingalls & Snyder, LLC ("I&S"), Ingalls & Snyder Value Partners, L.P. ("ISVP"), Thomas O. Boucher, Jr. ("Boucher") and Robert L. Gipson ("Gipson") (collectively, "Plaintiffs"), by their undersigned attorneys, bring this Verified Complaint for Declaratory and Injunctive Relief against Defendants Colin B. Bier, S. David Hillson, Marc E. Lanser, Robert Langer, E. Christopher Palmer and Stephen Peck (collectively, the "Individual Defendants"), and Boston Life Sciences, Inc. ("BLSI" or the "Company"), alleging as follows:

                              NATURE OF THE ACTION

            1. Plaintiffs bring this action to prevent the Individual Defendants, who constitute the Board of Directors of BLSI (the "Board"), from attempting to utilize the Company's Rights Agreement for the sole purpose of precluding their removal from office. Plaintiffs have announced an intent to solicit proxies to remove some or all of the Company's incumbent directors. In response, the Board has taken the position that Plaintiff Boucher, a holder of less than 1% of the outstanding shares of common stock of the Company, has become an "Acquiring Person" under the Company's Rights Agreement, dated as of September 11, 2001, as amended (the "Rights Agreement"). To reach this conclusion, the Board has adopted a tortured and untenable interpretation of the Rights Agreement and has violated its fiduciary duties by refusing to act to prevent the Rights Agreement from being triggered.

            2. The Board's strained interpretation of the Rights Agreement ignores, among other things, "Exempt Person" and "Excluded Securities" provisions of the Rights Agreement that were specifically included to persuade Plaintiffs to purchase the Company's securities and to ensure that the Rights Agreement would not be triggered by Plaintiffs' ownership of those securities. Now, having received the benefit of Plaintiffs' substantial investments in the Company, the directors seek to ignore those provisions and to use the Rights Agreement to dilute Plaintiffs' investment and deprive them of their fundamental rights as stockholders of the Company.

            3. In addition, the Board's position that Plaintiffs have somehow triggered the Rights Agreement by their actions in connection with their announced intent to solicit proxies ignores express exceptions to the definition of "Beneficial Ownership" in the Rights Agreement. Pursuant to those exceptions, Beneficial Ownership of securities cannot be attributed to a person or group if the "agreement, arrangement or understanding" that might otherwise result in such attribution "is made in connection with, or is to otherwise participate in, a proxy or consent solicitation made, or to be made..." pursuant to the rules and regulations under the Securities Exchange Act.

            4. Pursuant to the terms of the Rights Agreement, the Board has authority to interpret the Rights Agreement, to amend its terms in any way, to postpone the Distribution Date of the Rights, and to redeem the Rights. Unlike most rights agreements, the Rights Agreement continues to vest those powers in the Board even after a person or group has become an "Acquiring Person."

            5. The directors, in violation of their fiduciary duties and for the sole purpose of entrenching themselves in office, have declined to exercise those powers to ensure that Plaintiffs' actions in seeking to remove some or all of the directors will not trigger the Rights Agreement. Instead, even though the Board claims to have acted temporarily to postpone the distribution of Rights under the Rights Agreement, the directors continue to utilize the threat of triggering the Agreement against Plaintiffs in an unlawful attempt to gain leverage and to deprive Plaintiffs and the other stockholders of the Company of their fundamental voting rights.

            6. This is not a situation in which Plaintiffs have made a hostile offer to acquire the Company at an inadequate price or in which they have otherwise taken action that could reasonably be deemed to constitute a cognizable threat to the Company or its stockholders. Plaintiffs have merely announced publicly their displeasure with the directors and an intent to solicit proxies for the removal of some or all of those directors. Delaware law does not permit directors to utilize a Rights Agreement solely for the purpose of entrenching themselves. The directors' actions threaten to cause massive dilution to Plaintiffs, to eviscerate Plaintiffs' ownership rights, to deprive Plaintiffs and other stockholders of their fundamental voting rights, and to cause unprecedented disruption in the market for the Company's securities.

            7. In this action, Plaintiffs seek a declaration that the Rights Agreement has not been triggered and injunctive relief to prevent the Rights Agreement from being triggered.

                                  THE PARTIES

            8. Plaintiff I&S is a New York limited liability company located in New York, New York. The primary purpose of I&S is to act as a broker/dealer and investment advisor. I&S holds directly on behalf of certain customers in brokerage accounts over which it has investment discretion 60,800 shares of common stock of BLSI. Because I&S has the ability to cause the disposition of those shares of common stock, I&S may be deemed to be the Beneficial Owner of those shares for purposes of the Rights Agreement, even though I&S does not generally have voting discretion with respect to those shares. I&S is the investment adviser for ISVP and, accordingly, I&S shares the power to dispose of the BLSI securities owned by ISVP.

            9. Plaintiff ISVP is a New York limited partnership located in New York, New York. The principal business of ISVP is to act as a private investment partnership. ISVP owns $4,350,500 principal amount of convertible senior secured promissory notes issued by BLSI, which may be converted into 4,350,500 shares of BLSI common stock (the "Notes"). In addition, ISVP owns warrants pursuant to which it has the right to purchase 500,000 shares of BLSI common stock at a price of $2.16 per share (the "ISVP Warrants").

            10. Plaintiff Thomas O. Boucher, Jr. is a Managing Director of I&S and a general partner of ISVP. Boucher owns directly 250,000 shares of BLSI common stock.

            11. Plaintiff  Robert L.  Gipson is a Senior  Directo   at I&S and a
general  partner of ISVP. Mr. Gipson owns 1,834,000  shares of BLSI common stock

(which includes 4,000 shares owned by his wife), 50,000 warrants of BLSI entitling him to purchase one share of common stock per warrant at a price of $2.15 per share (the "$2.15 Warrants"), and 1,000,000 warrants of the Company (the "$2.00 Warrants") entitling him to purchase one share per warrant at a price of $2.00 per share. Mr. Gipson has discretionary authority to dispose of 60,000 shares of BLSI common stock held by I&S on behalf of its customers in brokerage accounts and, therefore, may be deemed the Beneficial Owner of those shares for purposes of the Rights Agreement. As general partners of ISVP, Messrs. Gipson and Boucher share the power to vote and to dispose of any shares held by ISVP.

            12. The shares issuable upon exercise of the Notes, the ISVP Warrants and the $2.00 Warrants are deemed to be "Excluded Securities" for purposes of the Rights Agreement. Pursuant to the definitions of "Exempt Person" and "Excluded Securities" in the Rights Agreement, Plaintiffs are deemed not to have "Beneficial Ownership" of the shares underlying the Notes, the ISVP Warrants and the $2.00 Warrants.

            13. Defendant BLSI is a publicly-held Delaware corporation with its principal place of business in Boston, Massachusetts. BLSI is a development stage biotechnology company engaged in the research and development of biopharmaceutical products. According to its Form 10-Q filed with the SEC on August 14, 2003, as of August 8, 2003, BLSI had 32,469,588 Shares outstanding. The Individual Defendants constitute all of the current members of the Board.

            14. Defendant Colin B. Bier ("Bier") is a director of BLSI and has been a member of the Board since February 1996. Bier is subject to the jurisdiction of this Court by reason of 10 DEL. C. ss. 3114.

            15. Defendant S. David Hillson ("Hillson") is a director of BLSI and has been Chairman of the Board since September 1996. Hillson served as President and Chief Executive Officer of BLSI from June 1995 to March 2003. Hillson is subject to the jurisdiction of this Court by reason of 10 DEL. C. ss. 3114.

            16. Defendant Marc E. Lanser ("Lanser") is a director of BLSI and has been Executive Vice President, Chief Scientific Officer and a director of BLSI since 1992 and was named President and Chief Operating Officer of BLSI in September 2003. Lanser is subject to the jurisdiction of this Court by reason of 10 DEL. C. ss. 3114.

            17. Defendant Robert Langer ("Langer") is a director of BLSI and has been a member of the Board since June 2000. Langer is subject to the jurisdiction of this Court by reason of 10 DEL. C. ss. 3114.

            18. Defendant E. Christopher Palmer ("Palmer") is a director of BLSI and has been a member of the Board since 1992. Palmer is subject to the jurisdiction of this Court by reason of 10 DEL. C. ss. 3114.

            19. Defendant Stephen Peck ("Peck") is a director of BLSI and has been a member of the Board since June 2002. Peck is subject to the jurisdiction of this Court by reason of 10 DEL. C. ss. 3114.

                              THE RIGHTS AGREEMENT

            20. On or about September 11, 2001, the Company entered into the Rights Agreement with Continental Stock Transfer & Trust Company as rights agent. In connection therewith, on September 11, 2001, the Board declared a dividend distribution of one preferred stock purchase right (a "Right") for each share of common stock. Under the Rights Agreement, each Right initially entitles a registered holder to purchase from the Company one-thousandth of a share of its Series D Preferred Stock at an exercise price of $25.

            21. The Rights Agreement contains "flip in" and "flip over" provisions that come into play once any person has become an "Acquiring Person" within the meaning of the Rights Agreement. An "Acquiring Person" is generally defined as any person who or which, together with its affiliates, is the "Beneficial Owner" (as defined below) of 15% or more of BLSI's common stock. Certain persons, however, including BLSI, its subsidiaries, and "Exempt Persons" (as defined below), are not considered Acquiring Persons. In addition, the Rights Agreement contains an exception to the definition of Acquiring Person applicable under certain circumstances in which a person acquires Beneficial Ownership of shares inadvertently.

            22. Pursuant to the "flip in" provisions of the Rights Agreement, once any person becomes an Acquiring Person, the Rights become exercisable to purchase shares of BLSI's common stock at half price.<F1> Also, from and after the time any person becomes an Acquiring Person, any Rights owned by that person, its affiliates, or certain transferees of such Acquiring Person become null and void and can no longer be exercised. Those provisions are intended to cause massive dilution to any Acquiring Person and its affiliates.

            23. The Rights do not become exercisable until the "Distribution Date" (defined below), and they will remain exercisable until the earlier of the close of business on September 11, 2011 or the date of redemption of the Rights. The Rights Agreement generally provides that the Distribution Date will occur 10 business days following public announcement that a person has become an Acquiring Person or 10 business days following the commencement of a tender or exchange offer to acquire 15% or more

<F1>
The Summary of Rights distributed to the Company's stockholders and publicly filed upon adoption of the Rights Agreement does not disclose that a "flip in" event occurs at the time any person becomes an Acquiring Person. Instead, it inaccurately states that such an event will occur only in the event of certain mergers with an Acquiring Person, certain self-dealing transactions involving an Acquiring Person, or certain recapitalization transactions that increase an Acquiring Person's ownership.

of the Company's common stock. The Board, however, has authority to postpone the Distribution Date to any "specified or unspecified" date after a person becomes an Acquiring Person or commences such a tender or exchange offer. Specifically, the Distribution Date under the Rights Agreement means:

            the date which is the later of (A) the earlier of (x) the 10th Business Day following the Stock Acquisition Date or (y) the 10th Business Day following the Offer Commencement Date or (B) such specified or unspecified date thereafter which is on or after the Dividend Record Date, AS MAY BE DETERMINED BY A MAJORITY OF THE BOARD.

(Emphasis added). The "Stock Acquisition Date" referenced in the definition of Distribution Date is determined by the later of (i) the date it is publicly announced that a person has become an Acquiring Person, or (ii) the date on which an executive officer of the Company has actual knowledge that a person has become an Acquiring Person.

            24. Central to the definition of "Acquiring Person" and the circumstances under which the Rights Agreement may be triggered is the definition of "Beneficial Owner." In general, a person is deemed to be a "Beneficial Owner," to "beneficially own" and to have "Beneficial Ownership" of shares of BLSI common stock if:

            (a) such  Person or any such  Person's  Affiliates  has  "beneficial ownership" of stock within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as such Rule is in effect on September 11, 2001;

            (b) such Person or any of such Person's  Affiliates has, directly or indirectly, the right to acquire such stock pursuant to any agreement, arrangement or understanding or upon the exercise of conversion, exchange or other rights, warrants or options, or otherwise;

            (c) such Person or any of such Person's  Affiliates has, directly or indirectly, the right to vote or dispose of such stock, including pursuant to any agreement, arrangement or understanding, "PROVIDED, HOWEVER, THAT A PERSON SHALL NOT BE DEEMED THE `BENEFICIAL OWNER'... AS A RESULT OF AN AGREEMENT, ARRANGEMENT OR UNDERSTANDING TO VOTE SUCH SECURITY IF SUCH AGREEMENT, ARRANGEMENT OR UNDERSTANDING: (A) ARISES SOLELY FROM A REVOCABLE PROXY GIVEN IN RESPONSE TO A PUBLIC PROXY OR CONSENT SOLICITATION MADE PURSUANT TO, AND IN ACCORDANCE WITH, THE APPLICABLE PROXY SOLICITATION RULES AND REGULATIONS PROMULGATED UNDER THE EXCHANGE ACT OR (B) IS MADE IN CONNECTION WITH, OR IS TO OTHERWISE PARTICIPATE IN, A PROXY OR CONSENT SOLICITATION MADE, OR TO BE MADE, PURSUANT TO, AND IN ACCORDANCE WITH,

                THE APPLICABLE PROXY SOLICITATION RULES AND REGULATIONS PROMULGATED UNDER THE EXCHANGE ACT, in either case described in clause (A) or (B) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report)" (emphasis added);

            (d) such Person or any of such Person's  Affiliates has, directly or indirectly, any agreement, arrangement or understanding with another person for the purpose of acquiring, holding, voting or disposing of such securities of the Company that are Beneficially Owned by such other person (except where any such agreement, arrangement or understanding is pursuant to a revocable proxy (as described above) or "in connection with" a proxy or consent solicitation (as described above)).

            25. The terms of the Rights Agreement provide the Board with power and authority to interpret and administer the Rights Agreement and to act to prevent the distribution and exercise of Rights notwithstanding a triggering event. Specifically, Section 29 of the Rights Agreement provides that the Board has the power and authority to administer the Agreement, including, without limitation, the power to (i) interpret the provisions of the Rights Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of the Agreement. The Board also has authority to postpone the occurrence of the Distribution Date. Moreover, Section 27 of the Rights Agreement provides that the Board may in its sole discretion amend the Rights Agreement anytime prior to the Distribution Date. The Board also has the power to redeem all of the outstanding Rights anytime prior to the Distribution Date. Thus, the interpretation and administration of the Rights Agreement is within the power of the Board, to be exercised in compliance with the directors' fiduciary duties.

                         PLAINTIFFS' INVESTMENT IN BLSI
                   AND THE AMENDMENTS TO THE RIGHTS AGREEMENT

26. As a developmental stage biotechnology company, infusion of capital is critical to BLSI. Since its formation, the Company has undertaken multiple private placements to raise capital. Plaintiffs have participated in several of those private placements, investing (together with others introduced to the Company by Plaintiffs) over $14 million in the Company. Following Plaintiffs' investments in the Company, I&S holds directly on behalf of certain customers in brokerage accounts over which it has investment discretion 60,800 shares of common stock of BLSI. ISVP owns $4,350,500 principal amount of convertible senior secured promissory notes issued by BLSI, which may be converted into 4,350,500 shares of common stock of BLSI (previously defined as the "Notes"). ISVP also owns warrants that entitle it to purchase 500,000 shares of BLSI common stock at a price of $2.16 per share (previously defined as the "ISVP Warrants"). Plaintiff Boucher owns directly 250,000 shares of BLSI following his investment in the Company. After his investment in the Company, Mr. Gipson owns 1,834,000 shares of BLSI common stock (including 4,000 shares owned by his wife), 50,000 warrants of BLSI entitling him to purchase one share per warrant at a price of $2.15 per share (the "$2.15 Warrants"), as well as warrants (previously defined as the "$2.00 Warrants") entitling him to purchase 1,000,000 shares of BLSI common stock at a price of $2.00 per share.

            27. Plaintiff Gipson initially invested in the Company in February 2002, when he purchased in a private placement by the Company 200,000 shares of BLSI common stock and the $2.15 Warrants, for an aggregate purchase price of $430,000.

            28. In July 2002, ISVP loaned $4,000,000 to the Company and received the Notes, which bear interest at a rate of 10% per annum and are convertible into BLSI common stock, initially at a conversion price of $2.16 per share. As part of this investment, ISVP also received the ISVP Warrants, exercisable at a price of $2.16 per share, which entitles it to purchase 500,000 shares of BLSI common stock. Interest on the Notes is "payable in kind" through the issuance of additional Notes, and the Company paid interest in December 2002 and June 2003 in that manner.

            29. In November 2002, a major shareholder of the Company sold its holdings of warrants to purchase 1,820,123 shares of BLSI common stock, and Mr. Gipson purchased 1,000,000 of such warrants. As part of the transaction, the Company reduced the exercise price of those warrants from $2.15 per share to $2.00 per share, extended their expiration date from September 22, 2004 to December 31, 2006 and eliminated certain reset and antidilution provisions. In connection with this transaction, the Company also reduced the conversion price of the Note from $2.16 per share to $2.00 per share. In addition, the Board agreed to amend the Rights Agreement to specifically exempt Plaintiffs I&S, ISVP and Gipson from the definition of an Acquiring Person. That amendment to the Rights Agreement provided that:

            "Exempt Person" shall mean Ingalls & Snyder, L.L.C., a New York limited liability company, Ingalls & Snyder Value Partners, L.P., a New York limited partnership, or Robert L. Gipson, so long as such Persons, collectively, together with all Affiliates of such Persons, shall be the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding.

            30. Shortly thereafter, the Company again sought the assistance of Plaintiffs in raising additional capital. In January 2003, Defendant Hillson, then Chief Executive Officer of BLSI, met with Mr. Gipson and offered to make Robert Rosenthal Chief Executive Officer of BLSI if that would give Mr. Gipson sufficient confidence in the future of BLSI to induce Mr. Gipson to assist BLSI in raising capital in a private placement of common stock. Mr. Gipson agreed to assist BLSI, and on March 12, 2003, the Company sold 10,000,000 shares of its common stock in a private placement at a purchase price of $1.00 per share to a group of investors introduced to BLSI by Mr. Gipson. In this transaction, Mr. Gipson bought 1,150,000 shares, Mr. Gipson's brother bought 1,000,000 shares, Mr. Boucher bought 250,000 shares and other Managing Directors of I&S bought 1,475,000 shares. Subsequent to the closing of that private placement, Robert Rosenthal was named Chief Executive Officer of BLSI.

            31. In connection with the March 2003 private placement, ISVP and Gipson agreed to restrictions on the voting of any shares of common stock issued to them prior to June 1, 2005 pursuant to their conversion or exercise of the Notes, ISVP Warrants, and $2.00 Warrants. The restrictions provide that if either ISVP or Gipson converts or exercises all or any portion of the Notes, ISVP Warrants or $2.00 Warrants prior to June 1, 2005, they will not vote the shares received, deposit them in a voting trust, subject them to any other agreement or arrangement with respect to voting, or communicate with others regarding a vote of those shares in opposition to any matter that has been recommended by the Board or in favor of any matter that has not been approved by the Board.

            32. In recognition of these restrictions, and in an effort to encourage Plaintiffs to participate in the March 2003 private placement, the Board again amended the definition of "Exempt Person" under the Rights Agreement. Among other things, that amendment provides that I&S, ISVP, Gipson and their affiliates shall not be deemed to beneficially own the Notes, ISVP Warrants and $2.00 Warrants for purposes of the Rights Agreement. The Amendment provides, in relevant part, that:

            "Exempt Person" shall mean Ingalls & Snyder, L.L.C., a New York limited liability company, Ingalls & Snyder Value Partners, L.P., a New York limited partnership, or Robert L. Gipson, so long as such Persons, collectively, together with all Affiliates of such Persons, shall have Beneficial Ownership of less than 20% of the shares of Common Stock then outstanding; provided that for purposes of determining whether any such Persons qualify as an Exempt Person, SUCH PERSONS AND THEIR AFFILIATES SHALL BE DEEMED NOT TO HAVE BENEFICIAL OWNERSHIP OF ANY EXCLUDED SECURITIES (as defined below) until such date after June 1, 2005, if any, as any such Person or any Affiliate of any such Person shall acquire, or be deemed to acquire, Beneficial Ownership of shares of Common Stock of the Company in addition to the shares of Common Stock of which such Person or Affiliate has Beneficial
            Ownership on the close of business on June 1, 2005....

(Emphasis added). The term "Excluded Securities" includes the Notes, the ISVP Warrants, and the $2.00 Warrants.

            33. By reason of the Exempt Person definition and its qualification of the term "Beneficial Ownership," when Excluded Securities are subtracted, Plaintiffs collectively own approximately 7% of the outstanding Shares of the Company for purposes of the Rights Agreement. The Company specifically adopted the amendment to the Rights Agreement in connection with the March 2003 private placement to induce Plaintiffs to invest in the Company with the assurance that they would not become Acquiring Persons by reason of their ownership of the Company's securities.

                     PLAINTIFFS REQUEST A SPECIAL MEETING OF
               STOCKHOLDERS FOR THE PURPOSE OF REMOVING DIRECTORS

            34. On September 22, 2003, the Company's  Chief  Executive  Officer,
Robert J. Rosenthal, resigned. In addition, William L.S. Guinness, an independent director, simultaneously resigned from the Board. Plaintiffs believe that actions by Defendant Hillson and certain other directors undermined Dr. Rosenthal's ability to act as Chief Executive Office. Plaintiffs believe that Mr. Hillson and certain other directors are not the appropriate persons to select Dr. Rosenthal's replacement or to manage the Company. Accordingly, Plaintiffs have announced publicly that they may solicit proxies for the removal of some or all of the Company's directors.

            35. Plaintiffs first publicly disclosed their dissatisfaction with the Board in a Schedule 13D, filed with the SEC on or about September 29, 2003. In the Schedule 13D, Plaintiffs indicated their belief that the departure of Dr. Rosenthal as Chief Executive Officer would adversely affect the value of the Company's common stock. In addition, the Schedule 13D indicated Plaintiffs' belief that "Mr. Hillson and certain other Directors are not the appropriate persons to manage the Company or to select a replacement Chief Executive Officer."

The Schedule 13D further indicated that Plaintiffs may request that the Company call a special meeting of stockholders to allow stockholders to vote to remove some or all incumbent directors or to elect new directors, or both. In connection therewith, Plaintiffs disclosed that they planned to solicit proxies of other stockholders in favor of changes in the Board.

            36. Subsequently, Plaintiffs Gipson and Boucher sent by letter to BLSI's directors, dated October 13, 2003, requesting that the Board call and hold a special meeting of stockholders to consider:

            (1) The  immediate  removal  of David  Hillson  and Marc
                Lanser as directors of BLSI; and

            (2) The  recommendation  to the Board that the number of
                directors comprising the entire Board be reduced to five.

The October 13 letter also stated that should the Board call a special meeting, Messrs. Boucher and Gipson intend to solicit proxies in favor of their two proposals. The letter was filed publicly in an amendment to Plaintiffs' Schedule 13D.

                  THE DIRECTORS TAKE THE UNSUPPORTABLE POSITION
                  THAT THE RIGHTS AGREEMENT HAS BEEN TRIGGERED

            37. In response to Gipson and Boucher's letter requesting the Board to call a special meeting of stockholders, the Board took the position for the first time that Plaintiffs may have triggered the Rights Agreement. A letter from BLSI's counsel, dated October 14, 2003, expresses the Board's view that Mr. Boucher may be deemed to beneficially own all of the securities held by I&S, ISVP and Gipson, and that because the Board does not consider Boucher an Exempt Person under the Rights Agreement, he has surpassed the normal 15% threshold necessary to trigger the Rights Agreement. The Board also indicated that it had taken action to delay the Distribution Date, but has refused to provide Plaintiffs with any information regarding such action.

            38. In subsequent communications, the Board has continued to assert that Mr. Boucher is an Acquiring Person and has threatened to cause the Rights to become exercisable. Plaintiffs have requested the Board to confirm that the Rights Agreement has not been triggered and/or that the Board take action so that it will not be triggered. The Board has not acted to do so.

            39. The position taken by the Board is contrary to the express language of the Rights Agreement and the Board's actions are inconsistent with the directors' fiduciary duties. The Board's effort to attempt to utilize the Rights Agreement for the sole purpose of entrenching the Individual Defendants is a clear breach of fiduciary duty.

                                     COUNT I

      (DECLARATORY RELIEF: PLAINTIFFS HAVE NOT BECOME AN ACQUIRING PERSON)

            40. Plaintiffs repeat and reallege each and every allegation set forth in the preceding paragraphs as if fully set forth herein.

            41. As set forth above, the Board has taken the position that Plaintiffs' Schedule 13D filings and the request of Messrs. Gipson and Boucher for the Board to call a special meeting of stockholders have somehow resulted in Mr. Boucher becoming an Acquiring Person within the meaning of the Rights Agreement. The Board's position, however, finds no support under the express terms of the Rights Agreement.

            42. Boucher personally owns less than 1% of the outstanding BLSI Shares. Boucher and Gipson have merely expressed their disapproval of existing management and have publicly announced that it is their intent to solicit proxies from other stockholders. Contrary to the Board's assertion, there is no agreement, arrangement or understanding between or among Boucher, I&S, and/or Gipson that gives Boucher a "right to vote or dispose of" shares beneficially owned by I&S or Gipson. Nor is there an agreement, arrangement or understanding between or among Boucher, I&S, and/or Gipson "for the purpose of acquiring, holding, voting . . . or disposing of" shares beneficially owned by I&S or Gipson.

            43. Moreover, for purposes of determining whether a person has "Beneficial Ownership" of shares of BLSI common stock, the very provisions of the Rights Agreement upon which Defendants rely in contending that Boucher has become an Acquiring Person - Sections 1(d)(iii) and (iv) - contain an express exception for any agreement, arrangement or understanding "in connection with" a present or future proxy solicitation. Pursuant to those exceptions, a person is not deemed to beneficially own any securities that might otherwise be beneficially owned by reason of an agreement, arrangement or understanding if such agreement, arrangement or understanding "is made in connection with, or is to otherwise participate in, a proxy or consent solicitation made, or to be made...." in accordance with the proxy  solicitation rules promulgated under the
Securities Exchange Act. Thus, even if Boucher could be deemed to have an agreement, arrangement or understanding with I&S, ISVP and/or Gipson of the types specified in Sections 1(d)(iii) and (iv), such agreement, arrangement or understanding would be "in connection with" a solicitation of proxies "to be made" for purposes of removing some or all of the directors from the Board. Accordingly, by the express terms of the Rights Agreement, Boucher cannot be deemed to beneficially own the additional securities that the Board attributes to him.

            44. The Board's interpretation of the Rights Agreement also ignores the "Exempt Person" and "Excluded Securities" provisions of the Rights Agreement, which were added for the express purposes of encouraging Plaintiffs, including Boucher, to invest in the Company and ensuring that the Rights Agreement would not be triggered by reason of Plaintiffs' ownership of such securities. Having obtained the benefit of those investments, the Company, through its Board, now seeks to engage in a tortured interpretation of the Rights Agreement for the sole purpose of entrenching the current directors.

            45. The Rights Agreement expressly provides that Gipson, I&S, ISVP and their affiliates will not be deemed to beneficially own Excluded Securities. Yet the Board takes the untenable position that by reason of an alleged "agreement, arrangement or understanding" between Messrs. Boucher and Gipson, Mr. Boucher should be deemed to beneficially own all the Excluded Securities held by Gipson, I&S, and ISVP, even though those securities are not beneficially owned by Gipson, I&S or ISVP pursuant to the express terms of the Rights
Agreement. Even if there were some "agreement, arrangement or understanding" between or among Boucher, Gipson, I&S and/or ISVP, the Rights Agreement would attribute to Boucher only shares that are "beneficially owned" by Gipson, I&S and/or ISVP.

            46. The Board's interpretation of the Rights Agreement also wholly ignores the fact that the Notes, the ISVP Warrants, and the $2.00 Warrants are subject to contractual restrictions that would prevent ISVP and Gipson, if they were to convert or exercise their right to acquire shares, from voting those shares, or subjecting them to any arrangement or understanding to vote them, in a manner that would be contrary to any position of the Board. Those contractual restrictions and the fact that the shares underlying the Notes, the ISVP Warrants and the $2.00 Warrants have not been issued necessarily preclude any determination that Boucher somehow has an agreement, arrangement or understanding that gives him the right to vote such unissued shares or that is otherwise for the purpose of voting such unissued shares.

            47. The Rights Agreement should not be construed in a manner pursuant to which Boucher or any other Plaintiff could be deemed an Acquiring Person solely because Plaintiffs have expressed dissatisfaction with management and announced an intention to solicit proxies to remove some or all directors, especially given the broad proxy solicitation exception, the Exempt Person and Excluded Securities provisions (and their purposes), and the contractual restrictions on the ability to vote shares issued upon exercise or conversion of Excluded Securities. Such a construction would be contrary to the permissible purpose of the Rights Agreement under Delaware law.

            48. Plaintiffs are entitled to an order declaring that neither Boucher nor any of the other Plaintiffs has become an Acquiring Person within the meaning of the Rights Agreement.

            49. Plaintiffs have no adequate remedy at law.

                                    COUNT II

                           (BREACH OF FIDUCIARY DUTY)

            50. Plaintiffs repeat and reallege each and every allegation set forth in the preceding paragraphs as if fully set forth herein.

            51. The directors owe BLSI and its stockholders the highest duties of care, loyalty, and good faith. The directors have breached those duties by taking affirmative action in an attempt to trigger the Rights Agreement against Plaintiffs instead of taking action to ensure that the Rights Agreement will not be triggered.

            52. Under the Rights Agreement, the directors have the power and authority to interpret and administer the Rights Agreement. That power must be exercised in accordance with the directors' fiduciary duties. As explained above, there is no reasonable reading of the Rights Agreement pursuant to which any of the Plaintiffs could be deemed an "Acquiring Person." Nonetheless, the Individual Defendants have affirmatively acted, in violation of their fiduciary duties, to interpret the Rights Agreement in a manner inconsistent with its express terms for the sole purpose of entrenching themselves in office and depriving Plaintiffs and other stockholders of their fundamental voting rights.

            53. Under the Rights Agreement, the directors have power and authority to postpone the Distribution Date under the Rights Agreement, to supplement or amend the Rights Agreement in any manner, and to redeem the Rights. Pursuant to the terms of the Rights Agreement, those powers may be exercised even after a person or group has become an "Acquiring Person." Such powers must be exercised, however, in accordance with the directors' fiduciary duties.

            54. In violation of their fiduciary duties, the Individual Defendants' have failed to take action to ensure that the Rights Agreement will not be triggered against Plaintiffs. Rather, for the sole purpose of entrenching themselves in office, the directors have threatened to use the Rights Agreement against Plaintiffs in order to prevent the Plaintiffs and other stockholders from exercising their fundamental voting rights. Such use of a Rights Agreement is improper.

            55. The Individual Defendants have acted for the sole or primary purpose of interfering with stockholder voting rights. Their actions are not supported by a compelling justification and are unlawful and impermissible under Delaware law.

            56. Delaware law imposes a fiduciary duty on the Individual Defendants to act reasonably and not to utilize the Rights Agreement against Plaintiffs unless such a measure is a reasonable response to a legitimate threat to the Company's policies and effectiveness. The Plaintiffs' public expression of displeasure with certain members of the current management and their announced intent to solicit proxies to remove some or all of the Board members cannot be considered a cognizable threat to the Company or its stockholders. In addition, the directors' response is preclusive, coercive and unreasonable.

            57. Under Delaware law, the directors may not cause the Rights Agreement to be utilized for an inequitable purpose. Use of a Rights Agreement for the sole purpose of entrenching directors is improper and inequitable.

            58. The Individual Defendants' actions in seeking to deploy the Rights Agreement against Plaintiffs constitute a breach of their fiduciary duties of care, loyalty and good faith. Those actions threaten to cause massive dilution to Plaintiffs, to eviscerate Plaintiffs' ownership rights, to deprive Plaintiffs and other stockholders of their fundamental voting rights, and to cause unprecedented disruption in the market for the Company's securities.

            59. Plaintiffs have no adequate remedy at law.

                                   COUNT III

                                   (ESTOPPEL)

            60. Plaintiffs repeat and reallege each and every allegation set forth in the preceding paragraphs as if fully set forth herein.

            61. In order to induce I&S, ISVP, Boucher, and Gipson to invest in the Company, the Company agreed to amend the Rights Agreement to include the "Exempt Person" and "Excluded Securities" provisions. The purpose of those provisions, as was represented by the Company, was to persuade Plaintiffs to purchase the Company's securities and to ensure that the Rights Agreement would not be triggered by Plaintiffs' ownership of those securities. In reasonable reliance upon those amendments and the Company's assurances that Plaintiffs would not be deemed "Acquiring Persons" under the Rights Agreement, Plaintiffs have invested substantial amounts of capital in the Company. Now, however, faced with the prospect of the removal of some or all of the directors, the Individual Defendants are attempting to use the Rights Agreement to entrench themselves. It would be inequitable for the Company to obtain the benefit of Plaintiffs' investments in the Company while purposefully deploying the Rights Agreement to dilute Plaintiffs and eviscerate their ownership rights for the sole purpose of entrenching the Board.

            62. Defendants are estopped from interpreting the Rights Agreement in a manner pursuant to which any of the Plaintiffs would be deemed an "Acquiring Person."

            63. Plaintiffs have no adequate remedy at law.

                                    COUNT IV

                    (INJUNCTIVE RELIEF: THE BOARD HAS A DUTY
                   TO CALL A SPECIAL MEETING OF SHAREHOLDERS)

            64. Plaintiffs repeat and reallege each and every allegation set forth in the preceding paragraphs as if fully set forth herein.

            65. Pursuant to the Company's Certificate of Incorporation, the Board is vested with the power to call a special meeting of stockholders. Plaintiffs, by letter dated October 13, 2003, requested that the Board call a special meeting so that the Company's stockholders could have the opportunity to vote for the removal of two directors from the Board and to reduce the size of the Board.

            66. Upon information and belief, the Board has failed to give due and adequate consideration to Plaintiffs' request. Upon information and belief, the Board, for the sole purpose of entrenching itself, has failed or refused to call and hold a special meeting. The Individual Defendants' failure or refusal to call a special meeting of stockholders constitutes a breach of their fiduciary duties of care, loyalty and good faith.

            67. Plaintiffs request that the Court enter an order requiring the directors to comply with their fiduciary duties and to call and hold a special meeting of the stockholders at the earliest practicable time as determined by the Court.

            68. Plaintiffs have no adequate remedy at law.

            WHEREFORE, Plaintiffs respectfully request that the Court enter an order:

            A. Declaring that none of the Plaintiffs is an "Acquiring Person" within the meaning of the Rights Agreement;

            B. Declaring that Boucher is an Exempt Person, that he does not have Beneficial Ownership of any of the Excluded Securities, and that he does not have Beneficial Ownership of any shares of BLSI common stock beneficially owned by Gipson, I&S or ISVP by reason of an "agreement, arrangement or understanding" pursuant to Sections 1(d)(iii) and (iv) of the Rights Agreement;

            C. Declaring that the Rights under the Rights Agreement have not become exercisable and that a Distribution Date has not occurred;

            D. Declaring that the Individual Defendants have breached their fiduciary duties to the Company and its stockholders by attempting to utilize the Rights Agreement for an improper, inequitable, and unlawful purpose;

            D. Preliminarily and permanently enjoining the Defendants from deploying the Rights Agreement against Plaintiffs and from interpreting the Rights Agreement in a manner pursuant to which any of the Plaintiffs would be deemed an "Acquiring Person;"

            E. If the Court  determines that any of the Plaintiffs has become an
"Acquiring   Person"  pursuant  to  the  Rights  Agreement,   preliminarily  and
permanently enjoining distribution and exercise of the Rights;

            F. If the Court determines that any of Plaintiffs has become an "Acquiring Person" pursuant to the Rights Agreement, entering a mandatory injunction requiring Defendants to take one or more of the following actions as the Court may find just, proper and appropriate: (i) postpone the Distribution

Date, (ii) redeem the Rights; and/or (ii) amend the Rights Agreement so that none of the Plaintiffs will be deemed an "Acquiring Person;"

            G. Requiring that the Board call and hold a special meeting of the Company's stockholders to be held at the earliest practicable time as determined by the Court;

            H. Awarding Plaintiffs their attorneys' fees and expenses in connection with this action; and

            F. Granting such further and additional relief as the Court finds just and proper.


                                         POTTER ANDERSON & CORROON LLP


                                         By /S/ MICHAEL A. PITTENGER
                                            ------------------------
                                               Michael A. Pittenger (#3212)
                                               Brian C. Ralston (#3770)
                                               Catherine A. Strickler (#4310)
                                               Hercules Plaza, 6th Floor
                                               1313 North Market Street
                                               Wilmington, Delaware  19899
                                               (302) 984-6000

                                         Attorneys for Plaintiffs Ingalls &
                                         Snyder, LLC, Ingalls & Snyder Value
                                         Partners, L.P., Thomas O. Boucher, Jr.
Dated:   November 13, 2003               and Robert L. Gipson